As filed with the Securities and Exchange Commission on July 15, 1999

                                                      Registration No. 333-77629
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                           --------------------------

                        IMAGING TECHNOLOGIES CORPORATION
             (Exact Name of Registrant as Specified In Its Charter)

         Delaware                                                33-0021693
(State or Other Jurisdiction of                              (I.R.S. Employer
 Incorporation or Organization)                           Identification Number)

                             15175 Innovation Drive
                            San Diego, CA 92128-3401
                                 (619) 613-1300
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                           MARTIN ERIC WEISBERG, ESQ.
                       PARKER CHAPIN FLATTAU & KLIMPL, LLP
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 704-6000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not seeking an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 13, 1999

                                   PROSPECTUS

                        IMAGING TECHNOLOGIES CORPORATION

                        54,522,740 shares of common stock


         o The shares of common stock offered by this prospectus are being sold by the stockholders listed in the section of this prospectus called "selling stockholders". We will not receive any proceeds from the sale of these shares. We could receive up to $11,514,481 in proceeds from the exercise of 13,564,823 warrants, the underlying shares of which we are registering in this prospectus, by the selling stockholders, which proceeds would be used for our general corporate purposes. As of the date of this prospectus, none of these warrants have been exercised.

         o Our common stock is traded on the Nasdaq SmallCap Market under the symbol ITEC.

         o On July 13, 1999, the closing bid price of our common stock on the Nasdaq SmallCap Market was $1.4375.


         The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 3 of this prospectus.


               --------------------------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               --------------------------------------------------





                   The date of this prospectus is ______, 1999

                                Table of Contents

Risk Factors.................................................................3
Forward-Looking Statements..................................................10
Use of Proceeds.............................................................10
Dividend Policy.............................................................11
Dilution....................................................................11
Shares Eligible for Future Sale.............................................13
Selling Stockholders........................................................13
Description of Securities...................................................20
Plan of Distribution........................................................21
Where You Can Find More Information.........................................22
Indemnification of Directors and Officers...................................22
Legal Matters...............................................................23
Experts.....................................................................23

                                  Risk Factors

         This offering involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information in this prospectus, before deciding to invest in shares of our common stock.


                Risks associated with our past financial results


We could be required to cut back or stop operations if we are unable to raise or obtain needed funding

         Our ability to continue operations will depend on our positive cash flow, if any, from future operations and on our ability to raise additional funds through equity or debt financing. We do not know if we will be able to raise additional funding or if additional funding will be available on favorable terms. We could be required to cut back or stop operations if we are unable to raise or obtain needed funding.

         Our cash requirements to run our business have been and will continue to be significant. Since 1996, our negative cash flow from operations has been as follows:


          Fiscal year ended:                     Negative Cash Flow
          ----------------------------------------------------------
          o  June 30, 1996                            $1,263,000
          o  June 30, 1997                            $4,063,000
          o  June 30, 1998                            $7,100,000
          ----------------------------------------------------------
          Six Months ended:                      Negative Cash Flow
          ----------------------------------------------------------
          o  December 31, 1998                        $2,820,000
          ----------------------------------------------------------


We have a history of losses and if we do not achieve profitability we may not be able to continue our business in the future

         As of December 31, 1998 we accumulated losses of approximately $38,557,000. We anticipate incurring additional losses until we can successfully market and distribute our products and develop new technologies and commercially viable future products. If we are unable to do so, we will continue to have losses and might not be able to continue our operations.


The "going concern" qualification on the report of our independent accountants may hurt our ability to raise additional financing

         The report of our independent accountants on our June 30, 1998 consolidated financial statements contains an explanatory paragraph regarding our ability to continue as an ongoing business. Our independent accountants cited a significant decline in working capital and net worth, that raised substantial doubt as to our ability to continue as an ongoing business. The "going concern" qualification may reduce our ability to obtain necessary financing in the future to run our business.

                       Risks associated with our business


Our digital imaging products may not be successfully completed or accepted by the public which could result in lower revenues

         Our success will depend on our ability to market our current products, including our digital printers and our hardware and software products used in digital imaging, and to rapidly introduce and market additional products. We have no control over the demand for digital imaging products, including the preferences of users and the capability of personal computers to run our digital imaging software and hardware products and use our printers. We cannot assure you that the products we introduce will achieve acceptance, or that other digital imaging products companies will not develop and market products which render our products obsolete or less competitive. Failure to obtain significant customer satisfaction or market share for our products would significantly and negatively affect our revenues.


We may have to lower prices or spend more money to effectively compete against our competitors

         A key element of our business strategy is to provide competitively-priced, quality products, however, if our competitors offer lower prices, we could be forced to lower prices which would result in reduced margins and a decrease in revenues. If we do not lower prices we could lose sales and market share. In either case, if we are unable to compete against companies who can afford to cut prices, we would not be able to generate sufficient revenues to grow the company or reverse our history of losses.


Many of our current and prospective competitors have significantly greater financial, technical, sales and marketing resources than we do

         The success of our products in the marketplace depends on many factors, including product performance, price, ease of use, support of industry standards, and customer support and service. We cannot assure you that we will be able to compete successfully given these factors. Our competitors may develop products comparable or superior to ours and may adapt more quickly than we do to new technologies, evolving industry trends and customer requirements. Therefore, we may have to spend more money to effectively compete for market share, including funds to expand our infrastructure, which is a capital and time extensive process. In addition, if other companies aggressively compete against us, we may have to spend more money on advertising, promotion, trade shows, product development, marketing and overhead expenses, hiring and retaining personnel, and developing new technologies. These higher expenses would hurt our net income and profits.

System failures of our customers or suppliers may arise because of the year 2000 problem and would disrupt our business

         The concerns about the upcoming year 2000 have arisen because older computer programs that used two digits rather than four to define the applicable year could malfunction. Although we believe that our products and internal computer systems will not be affected by the year 2000 problem, system failures of our customers or suppliers due to the year 2000 problem could disrupt our business. For example, software drivers used to modify and direct the output and performance of our digital printers, although not using time-specific codes, mirror time-specific codes resident in the applicable operating systems running our systems, and, accordingly, if these operating systems are not year 2000 compliant, our products may not work and our business would be disrupted.

Because of our significant research and development costs, the failure to develop new products would result in substantial losses

         The development of sophisticated digital imaging products is a lengthy and intensive process and is subject to unforeseen risks, delays, problems and costs. Unanticipated technical or other problems may occur which would result in delays in our development program. If we fail to complete development of new products or enhance existing products, we could suffer complete loss of the funds committed by us to those products or enhancements. The losses could be substantial.


We depend on our relationship with Adobe and termination of this relationship would result in reduced revenues

         Our relationship with Adobe as an authorized co-development partner in implementing Adobe's PostScript(R) language on our printer controllers and in our software products is an integral part of our business strategy. If this relationship is not successful or Adobe decides to terminate this relationship we would lose many of our customers which would result in a substantial loss of revenues.


Since we depend on one manufacturer, we may not be able to assemble our products if the manufacturer is unable to manufacture our products

         We presently outsource the production of most of our manufactured products through one vendor located in California. This vendor assembles products, using components purchased by us from other sources or from its own inventory. If our present manufacturer does not have sufficient capacity to meet projected market demand for our products, our production will stop and replacement of the manufacturer could take several months and cause substantial disruption to our operations.


We depend heavily on third-party suppliers to provide us with compatible hardware and software for our digital imaging products

         Many of our products use technology licensed from third-party suppliers. We rely heavily on Adobe for upgrades and support of the PostScript(R) language. In the case of our font products, we license the fonts from outside suppliers, including Adobe, who also own the intellectual property rights to the fonts. Our reliance on third-party suppliers involves many risks, including our limited control over potential hardware and software incompatibilities with our products.

We may not be able to successfully integrate our new acquisitions into our business

         During 1998 fiscal year, we made a number of acquisitions to complement our technical position in the imaging market, including CSI, a producer of color management software and AMT, our master stocking distributor of printers and supplies in the European Community and on the European continent. Our future performance will depend in part on our ability to integrate and grow these acquired businesses. If we do not integrate these businesses efficiently, including the management structures of these diverse companies, there could be a negative adverse effect.

         Furthermore, over time we may realize that we need to divest unwanted assets or products and assume unknown liabilities associated with these recent acquisitions. In addition, client satisfaction or performance problems with an acquired business could also have a material adverse effect on our reputation, and any acquired business could significantly underperform relative to our expectations. We are currently facing all of these challenges and our ability to meet them over the long term has not been established. As a result, we cannot be certain that we will be able to successfully or in a timely manner integrate these acquired businesses and their products and technologies into our business, which could have a material adverse effect on our overall financial performance.


We rely on indirect, independent distribution channels to sell our products and disruption of these distribution channels would result in reduced sales and revenues

         Our products are marketed and sold through established relationships with value-added resellers, manufacturers' representative, retail vendors and systems integrators. We have a network of dealers and distributors in the United States and Canada, in the European Community and on the European continent, as well as a growing number of resellers in Africa, Asia, the Middle East, Latin America and Australia, which we support through our centralized manufacturing, distribution and repair operations in San Diego and London. The sales of our products are principally made through distributors which may carry competing product lines. These distributors could reduce or discontinue sales of our products, and they may not devote the resources necessary to provide effective sales and marketing support of our products, which could materially and adversely affect our sales.

         In addition, we are dependent upon the continued viability and financial stability of these distributors, many of which are small organizations with limited capital who are substantially dependent on general economic conditions and factors affecting particularly the digital imaging markets. Our business could be materially adversely affected if our distributors fail to pay amounts to us that exceed reserves that we have established.


We currently hold no patents in our production processes and could be prohibited from marketing some of our products

         We currently hold no patents relating to the production of our products. However, from time to time, some of our competitors have asserted that we infringe on their patent rights. We expect that this will continue. If we fail to establish that we have not violated the asserted rights, we could be prohibited from marketing the products that incorporate any patented technology and we could be liable for damages. We also could incur substantial costs in redesigning our products or defending any legal action taken against us.

The financial crisis in Asia resulted in the cancellation of orders and substantial losses, and our other international operations and export sales may be effected by future trends and foreign restrictions

         We conduct business globally and intend to pursue international markets as key avenues for growth hoping to increase the percentage of sales generated in international markets. In fiscal year 1998, we experienced contract cancellations and write-offs of significant receivables related to the continued economic deterioration in Asia. As we continue to expand our international operations, our business and overall financial performance may be further negatively affected by a variety of uncontrollable and changing factors, including:

                  o         foreign currency exchange fluctuations;

                  o regulatory, political or economic conditions in specific countries and regions;

                  o difficulties in staffing and managing international operations; and

                  o         difficulties in collecting accounts receivable.


                      Risks associated with our securities


The conversion of outstanding Series D and E preferred stock may have a significant negative effect on the price of the common stock and cause the selling stockholders to receive a greater number of shares upon subsequent conversions of the preferred stock

         As of January and February 1999, we completed two transactions selling Series D and E preferred stock to some of the selling stockholders listed in the selling stockholders' table on page 16 of this prospectus. See "Selling Stockholders" and "Description of Securities" for additional information. The Series D preferred stock and Series E preferred stock are convertible at a floating rate that will be below the market price of the common stock. As a result, the lower the stock price at the time the holder converts, the more common stock the holder will get upon conversion. To the extent the selling shareholders convert and then sell their common stock, the common stock price may decrease due to the additional shares in the market. This could allow the selling stockholders to convert their convertible preferred stock into greater amounts of common stock, the sales of which could further depress the stock price. The conversion of the Series D and E preferred stock may result in substantial dilution to the interests of other holders of common stock since each holder of Series D and E preferred stock may ultimately convert and sell the full amount of common stock issuable upon conversion of its preferred stock.

         The following table describes the amount of shares of our common stock into which the Series D and E preferred stock is convertible at various percentages of the market price as of June 15, 1999 and the percentages of our total outstanding common stock represented by conversion of Series D and E preferred stock following the conversion and exercise of the warrants issued pursuant to the private sale of the Series D and E preferred stock:

                                                                                     Percentage of our outstanding
                                                                                    common stock represented by the
                                                                                    shares of common stock issuable
                                                                                  upon conversion of the Series D and
                                                             Number of shares         E preferred stock following
                                                                    of               conversion and exercise of the
                                                               common stock         warrants issued pursuant to the
                                                              issuable upon        private sale of the Series D and E
        Percentage of market                                conversion of the       preferred stock (assuming these
       price per share of our              Conversion         Series D and E           warrants are exercised at
            common stock                     price            preferred stock               $.875 per share)
           --------------                   -------          -----------------             -----------------
At $0.84375 per share, market
price at June 15, 1999                $0.50 per share           16,410,000                       54.6%
------------------------------------------------------------------------------------------------------------------------
At $0.63281 per share (75% of
market price at June 15, 1999)        $0.50 per share           16,410,000                       54.6%
------------------------------------------------------------------------------------------------------------------------
At $0.42188 per share (50% of         $0.42188 per
market price at June 15, 1999)        share                     19,448,644                       57.5%
------------------------------------------------------------------------------------------------------------------------
At $0.21094 per share (25% of         $0.21094  per             38,897,314                       69.7%
market price at June 15, 1999)        share
------------------------------------------------------------------------------------------------------------------------

         However, each selling stockholder owning Series D preferred stock may not convert its Series D preferred stock if, as a result, the selling stockholder would own more than 9.99% of the then outstanding common stock. This restriction, however, does not prevent a selling stockholder from converting some of its Series D preferred stock, up to 9.99% of the outstanding common stock, and then selling all or a portion if its common stock, and then converting more of its Series D preferred stock, up to 9.99% of the outstanding common stock, at a later date. In this way, a selling stockholder owning Series D preferred stock could sell more than 9.99% of the outstanding common stock while never holding more than 9.99% at any one time.


We have a substantial number of shares reserved for future issuances which could cause dilution of stockholder interests

         The issuance of reserved shares would dilute the equity interest of existing stockholders and could have a significant adverse effect on the market price of our common stock. As of April 20, 1999, we had 55,009,986 shares of common stock reserved for possible future issuances upon, among other things, conversion of preferred stock and exercise of outstanding options and warrants. See "Dilution."

         In addition, we may seek additional financing which could result in the issuance of additional shares of our capital stock and/or rights to acquire additional shares of our capital stock. Those additional issuances of capital would result in a reduction of your percentage interest in our company. Furthermore, if the exercise price of the options or warrants or the conversion ratio of the preferred stock was lower than the dollar value per share of common stock at the time of the exercise or conversion, the dollar value per share of common stock would decrease because the number of shares of common stock outstanding would increase without a corresponding increase in the dollar amount assigned to shareholders' equity.

         The addition of a substantial number of shares of common stock, including the shares offered by this prospectus, into the market or by the registration of any other of our securities under the Securities Act may significantly and negatively affect the prevailing market price for the common stock. In addition, future sales of shares of common stock issuable upon the exercise of outstanding warrants and options may have a depressive effect on the market price of the common stock, as these warrants and options would be more likely to be exercised at a time when the price of the common stock is in excess of the applicable exercise price.

Short selling of our common stock could result from significant downward pressure on the price of our common stock

         Significant downward pressure on the price of the common stock could occur as the selling stockholders convert their shares of Series D and E preferred stock into common stock and sell material amounts of common stock. In response, a selling stockholder and others may engage in short sales by borrowing common stock at the current market price in hope of buying the common stock in the future at a lower price. Short selling may depress the price of the common stock.


We are controlled by our management and other related parties

         As of April 20, 1999, our chairman of the board of directors and our officers, directors and related parties, as a group, beneficially own approximately 22.1% and 24.9%, respectively, of our outstanding common stock. These amounts include common stock issuable upon the exercise of warrants and/or options as well as indirect ownership of common stock. As a result, these stockholders will be able to exercise significant influence over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.


Our stock price is extremely volatile and may decrease rapidly

         The trading price and volume of our common stock has historically been subject to wide fluctuation in response to variations in actual or anticipated operating results, announcements of new products or technological innovations by us or our competitors, and general conditions in the digital imaging and computer industries. In addition, stock markets generally have experienced extreme price and volume trading volatility in recent years. This volatility has had a substantial effect on the market prices of securities of many high-technology companies for reasons frequently unrelated to the operating performance of the specific companies. These broad market fluctuations may significantly and negatively affect the market price of our common stock.


Your equity interest in us may be diluted by the issuance of preferred stock with greater rights than the common stock which we can sell or issue at any time

         The sale or issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. The issuance of preferred stock could have the effect of delaying, deferring or preventing a change of ownership without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

         Our board of directors currently is authorized to issue up to 100,000 shares of preferred stock. The board has the power to establish the dividend rates, preferential payments on our liquidation, voting rights, redemption and conversion terms and privileges for any series of preferred stock.


If we cannot meet the Nasdaq SmallCap Market maintenance requirements and Nasdaq rules, Nasdaq may delist the common stock which could negatively affect the price of the common stock and your ability to sell the common stock

         In the future, we may not be able to meet the listing maintenance requirements of the Nasdaq SmallCap Market and Nasdaq rules, which require, among other things, minimum net tangible assets of $2 million,  a minimum  bid price for our common  stock of $1.00,  and  shareholder approval prior to the issuance of securities in connection with a transaction involving the sale or issuance of common stock equal to 20 percent or more of a company's outstanding common stock before the issuance for less than the greater of book or market value of the stock. Although we currently comply with Nasdaq's listing maintenance requirements, it is possible we may not meet the requirements in the future as in the past we have not always been in compliance and are presently subject to a six month review period with Nasdaq. For example, the dilution resulting from the issuance of the convertible preferred stock discussed above and subsequent conversion and sale of common stock could have a substantial depressive effect on the common stock bid price causing it to decrease below $1.00. If we were no longer in compliance with Nasdaq rules and were unable to receive a waiver or achieve compliance, and if our common stock were to be delisted from the SmallCap market, an investor in our company may find it more difficult to sell our common stock. This lack of liquidity also may make it more difficult for us to raise capital in the future.


If Nasdaq delists our common stock you would need to comply with the penny stock regulations which could make it more difficult to sell your common stock

         In the event that our securities are not listed on the SmallCap, trading of the common stock would be conducted in the "pink sheets" or through the NASD's Electronic Bulletin Board and covered by Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend these securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         Although the Securities and Exchange Commission adopted regulations that generally define a penny stock as any equity security that has a market price of less than $5.00 per share, our common stock, albeit currently less than $5,00 per share, does not constitute penny stock because our common stock is quoted on Nasdaq and our net tangible assets currently exceed $2.0 million. If in the future our common stock falls within the definition of penny stock, these regulations would require the delivery, prior to any transaction involving our common stock, of a disclosure schedule explaining the penny stock market and the risks associated with it. Furthermore, the ability of broker/dealers to sell the common stock and the ability of purchasers in this offering to sell their securities in the secondary market would be limited. As a result, the market liquidity for the common stock would be severely and adversely affected. We cannot assure you that trading in our securities will not be subject to these or other regulations in the future which would negatively affect the market for these securities.


                           Forward-Looking Statements

         This prospectus contains some forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified by the use of forward-looking words like "may," "will," "except," "anticipate," "intend," "estimate," "continue," "believe" or other similar words. Similarly, statements that describe our future expectations, objectives and goals or contain projections of our future results of operations or financial condition are also forward-looking statements. Our future results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed under the heading "Risk Factors" and in other cautionary statements in this prospectus.


                                 Use of Proceeds

         The selling stockholders are selling all of the shares covered by this prospectus for their own accounts. Accordingly, we will not receive any proceeds from the resale of the shares. We will receive proceeds from the exercise of the warrants, but, to date, none of the warrants have been exercised. However, if all the warrants of which we are registering the underlying shares on this prospectus were exercised as of April 20, 1999, we would receive approximately $11,514,481 in proceeds. We would use any of these net proceeds from the sale of these warrants for general corporate purposes, including working capital. We will bear all expenses relating to this registration except for (a) brokerage or underwriting discounts, commissions and expenses and (b) any fees and disbursements over $5,000, if any, paid to the counsels of some of the selling shareholders who are employed to review this prospectus, which the selling stockholders will pay.


                                 Dividend Policy

         We have never declared nor paid cash dividends on our common stock. We currently anticipate that we will retain all available funds for use in the operation of our business. Because of this expectation, we do not anticipate paying any cash dividends on our common stock in the foreseeable future.


                                    Dilution

         As of April 20, 1999, we had issued and outstanding:

                  o         19,820,915 shares of our common stock,

                  o         875 shares of Series D preferred stock,

                  o         881 shares of Series E preferred stock, and

                  o         420.5 shares of 5% convertible preferred stock.


         At that date, there were an additional 55,009,986 shares of our common stock reserved for possible future issuances pursuant to the various documents described below:


                                                               Number of
                                                             Common Shares
      Type of Security                                     into which Equity
       Convertible or           Type of Agreement               may be
  Exercisable into Shares       Pursuant to which           Convertible or        Conversion Ratio or Exercise Price
      of Common Stock           Securities Issued            Exercisable                      of Security
      ----------------         -------------------           -------------                  ----------------
Series D preferred stock     Series D preferred                 8,400,000       4,000 shares of common stock per
                             stock purchase                                     share of Series D preferred stock
                             agreement

Series E preferred stock     Series  E preferred               20,317,000       10,000 shares of common stock per
                             stock purchase                                     share of Series E preferred stock
                             agreement

5% convertible preferred     securities purchase                   60,002       142.69203 shares of common stock
stock                        agreement                                          per share of 5% convertible preferred stock

Warrants issued              Series D preferred                 4,200,000       $0.875 per share of common stock
pursuant to the private      stock agreement
sale of Series D
preferred stock

                                     - 11 -


                                                             Common Shares
      Type of Security                                     into which Equity
       Convertible or           Type of Agreement               may be
  Exercisable into Shares       Pursuant to which           Convertible or        Conversion Ratio or Exercise Price
      of Common Stock           Securities Issued            Exercisable                      of Security
      ----------------         -------------------           -------------                  ----------------

Warrants issued              Series E preferred                10,158,750       $0.875 per share of common stock
pursuant to the private      stock agreement
sale of Series E
preferred stock

Warrants                     lease letter agreement               100,000       $1.50 per share of common stock

Warrants                     letter of credit                     150,000       $1.28 per share of common stock
                             reimbursement
                             agreement

Warrants                     subordinated note               (a)  300,000       (a) $2.025 per share of common stock
                             purchase agreement
                                                             (b)  190,000       (b) $1.09 per share of common stock
Warrants                     settlement and mutual           (a)  100,000       (a) $4.00 per share of common stock
                             release agreement
                                                             (b)  200,000       (b) $2.025 per share of common stock

Warrants                     placement agent                    2,753,750       $0.40 per share of common stock
                             arrangements

Warrants                     warrant agreement                  1,315,333       $0.80 per share of common stock

Warrants                     warrant agreement                     60,000       $0.40 per share of common stock

Warrants                     warrant agreements                   180,740       $1.00 per share of common stock

Warrants                     real estate services                  10,000       $1.50 per share of common stock
                             agreements

Warrants                     various third party                3,648,162       $1.00-$7.50 per share of common
                             agreements                                         stock

Stock options                various stock option                 699,082       $1.00-$8.45 per share of common
                             plans                                              stock

Stock options                1998 stock option plan             1,500,000       not yet determined

Convertible promissory       subordinated note                    666,667       $1.0125 per share of common stock
notes                        purchase agreement


         Conversion of our shares of outstanding preferred stock and the exercise of our outstanding warrants would substantially dilute the value of our common stock. Investors should review the risk factor on pages 7 and 8 describing the dilutive effect the conversion of outstanding Series D and E preferred stock could have on our common stock to better understand the dilutive nature of our outstanding preferred stock and warrants.

                         Shares Eligible For Future Sale

         Of the 19,820,915 shares of our common stock outstanding as of April 20, 1999, approximately 13,230,915 shares were presently freely transferable without restriction under the Securities Act.

         Of the remaining 6,590,000 shares of our common stock, 5,150,000 of these shares will become unrestricted on the effective date of the registration statement of which this prospectus is a part, and 1,440,000 of these shares are already freely tradeable as they were acquired more than two years ago or in the market or are already registered.

         "Restricted securities" may be sold:

                  (1) under a prospectus under an effective registration statement under the Securities Act,

                  (2)      in compliance with the exemption provisions of Rule
                           144, or

                  (3)      under another exemption under the Securities Act.

         Rule 144 permits sales of "restricted securities" by any person, whether or not an affiliate, after one year. At that time, sales can be made subject to this rule's volume and other limitations and after two years by non-affiliates without adhering to Rule 144's volume or other limitations. Shares of our common stock owned by our "affiliates" which are not "restricted securities" may be sold at any time by complying with Rule 144's volume and other limitations.

         In general, an "affiliate" is a person with the power to manage and direct our policies. The Securities and Exchange Commission has stated that, generally, executive officers and directors of an entity are deemed affiliates of the entity.


                              Selling Stockholders

         We will issue the shares of common stock covered by this prospectus to the selling stockholders pursuant to the private sales of Series D and E preferred stock, an exchange agreement, a letter of credit reimbursement agreement, common stock purchase agreement, a subordinated note purchase agreement, settlement and mutual release agreement, debt forgiveness letter agreements, various warrant agreements, partial settlement agreement, placement agent arrangements, employment settlement agreements and lease letter agreement.

         This prospectus covers the resale by the selling stockholders of:

         o 28,717,500 shares of our common stock to be issued upon the conversion of the Series D and E preferred stock, which amount of shares is an estimate and is not a prediction of the actual number of shares of common stock we will issue upon conversion of the Series D and E preferred stock;

         o 14,358,750 shares of our common stock to be issued upon the exercise of the warrants issued pursuant to the private sales of Series D and E preferred stock and the exchange agreement;

         o 150,000 shares of our common stock to be issued upon the exercise of the warrants issued pursuant to the letter of credit reimbursement agreement;

         o 500,000 shares of our common stock issued pursuant to the common stock purchase agreement;

         o 650,000 shares of our common stock issued pursuant to the employment settlement agreements;

         o 490,000 shares of our common stock to be issued upon exercise of the warrants issued pursuant to the subordinated note purchase agreement;

         o 300,000 shares of our common stock to be issued upon exercise of the warrants issued pursuant to the settlement and mutual release agreement;

         o 2,000,000 shares of our common stock issued pursuant to debt forgiveness letter agreements;

         o 1,566,073 shares of our common stock to be issued upon exercise of the warrants issued pursuant to various warrant agreements;

         o 2,000,000 shares of our common stock issued pursuant to the partial settlement agreement;

         o 270,000 shares of common stock issued pursuant to settlement agreements;

         o 100,000 shares of our common stock to be issued upon exercise of the warrants issued pursuant to the lease letter agreement;

         o 2,753,750 shares of our common stock to be issued upon exercise of warrants issued pursuant to placement agent arrangements; and

         o 666,667 shares of our common stock to be issue upon conversion of convertible promissory notes.

         We are registering the shares of common stock offered in this prospectus with the Securities and Exchange Commission to permit public secondary trading. As a result, the selling stockholders may offer all or part of the shares for resale to the public from time to time.

         The tables on the following page lists information regarding the selling stockholders' ownership of shares of our common stock, assuming the conversion of the Series D and E preferred stock at 4,000 shares of common stock per share of Series D preferred stock and 10,000 shares of common stock per share of Series E preferred stock, and the exercise of all the warrants, and as adjusted to reflect the sale of the shares of our common stock. Information concerning the selling stockholders may change from time to time. To the extent that the selling stockholders or any of their representatives advise us of changes, and if required, we will report the changes in a supplement to this document. See "Plan of Distribution". Except as set forth in this section "Selling Stockholders" and the footnotes to the selling stockholders' tables below, to our knowledge, no selling stockholder has held any position or office, or has had any material relationship or material arrangement, with us or any parties related to us within the past three years. See also "Description of Securities" for a discussion of the rights and obligations of the selling shareholders' holdings of the Series D and E preferred stock and warrants.

         The number of shares of common stock indicated in the tables below is an estimate and includes 175% of the number of shares that would be issuable upon conversion of 1,200 shares of the Series D preferred stock and 1,161 shares of the Series E preferred stock based on the closing price of the common stock when the preferred stock was sold plus the shares issuable upon exercise of warrants (which are subject to adjustment) evidencing the right to purchase shares of common stock issued in connection with the private sales of Series D and E preferred stock. The actual number of shares of common stock could be materially more than this estimated number depending upon factors that we cannot predict at this time.

         The "Amount Offered" and "Amount Beneficially Owned Following Offering" columns assume no sales are effected by the selling stockholders during the offering period other than under this registration statement.


                                            Total Amount                               Total Amount     Percentage Beneficially
     Name of Selling Stockholder         Beneficially Owned                            Beneficially         Owned Following
(the natural person who exercises cont   Prior to Offering        Amount Offered      Owned Following          Offering
over the shares of Common Stock)(1)    (as of March 16, 1999)                           Offering
-------------------------------------  -------------------      --------------      ---------------     -----------------------
Balmore Funds S.A.                               3,937,500           5,250,000                    0                0
    (Francois Morax)
Austost Anstalt Schaan                           3,937,500           5,250,000                    0                0
    (Thomas Hackl)
Nesher, Inc.  (John Clarke)                      1,050,000           1,312,500                    0                0
Guarantee & Finance Corp.                          525,000           1,050,000                    0                0
    (Ricardo Durling)
Harry J. Saal Trust UTA Dated                    8,383,083(2)        8,279,823              103,260(2)             *
    7/19/72 (Harry J. Saal)
Saal Family Charitable Lead                      1,490,017             866,250              623,767                *
    Trust UTA Dated 2/25/98
    (Leonard J. Shustek)
Manor Investment (Miriam Freilich)                 131,250             131,250                    0                0
Guilherme Duque                                    262,500             262,500                    0                0
Manchester Asset Management                      1,562,500           2,218,750                    0                0
    (Anthony L.M. Inder Rieden)
Gilston Corporation, Ltd.                        1,312,500           1,968,750                    0                0
    (Dawn Davies)
R.T. Mercer                                        681,250             656,250               25,000                *
    Cashco FLP (David Lieberman)                   525,000             525,000                    0                0
The Cuttyhunk Fund, Limited                      2,625,000           2,625,000                    0                0
    (Christopher Lewis)
Middleton Securities, Ltd.                         682,500             682,500                    6                0
    (John Dyrud)
Olympus Securities, Ltd.                         3,208,750(3)(4)     3,168,750(3)            40,000(4)             *
NP Partners                                      3,208,750(3)(4)     3,168,750(3)            40,000(4)             *
Filter International Corp.                       3,899,521           3,325,000              574,521               2.5
    (A C. Davies)
BET Trust (Frank Kavanaugh)                      1,063,750(5)          823,750(6)           240,000               1.2
Pacific Investments Trust                        1,063,750(7)          823,750(8)           240,000               1.2
    (George Krajacic)
Greenhaven International Ltd.                      262,500             262,500                    0                0
    (Abbas Padldar)
Carl C. Perkins                                    131,250             131,250                    0                0
Skip Braden                                        131,250             131,250                    0                0
American Industries, Inc.                        3,172,099(9)        3,172,099(9)                 0                0
    (Howard Hedinger)
Ellison C. Morgan                                  334,568             334,568                    0                0
Carmel Mountain #8 Associates,                      50,000              50,000                    0                0
    L.P. (Roger Joseph)
Carmel Mountain                                     50,000              50,000                    0                0
    Environmental LLC (Bruce Tabb)



                                            Total Amount                              Total Amount     Percentage Beneficially
     Name of Selling Stockholder         Beneficially Owned                           Beneficially         Owned Following
(the natural person who exercises cont   Prior to Offering      Amount Offered       Owned Following          Offering
over the shares of Common Stock)(1)    (as of March 16, 1999)                           Offering
-------------------------------------  -------------------      --------------      ---------------     -----------------------
Software Technology, Inc.                        4,915,000(10)       3,625,000         1,290,000(10)           5.7
    (Woo Young Kim)
DK Capital LLC (Frank Kavanaugh)                 1,063,750(11)         823,750(12)       240,000               1.2
Mark Osman                                         152,300(13)          80,000            72,300(13)            *
Carmine J. Bua                                      40,000              40,000                 0                0
Gerry Berg                                         235,000(14)          40,000           195,000(14)            *
Joseph Pfeuffer                                     86,000(15)          40,000            46,000(15)            *
Christopher McKee                                   60,833(16)          40,000            20,833(16)            *
David Carver                                        60,000(17)          20,000            40,000(17)            *
Paul Barber                                         20,000              20,000                 0                0
Dale Richmond                                       20,000              20,000                 0                0
Daniel Caldwell                                    128,000              20,000           108,000                *
Alan Hier                                        1,575,000           1,575,000                 0                0
Brian Dror                                         262,500             262,500                 0                0
Fred Nesseri                                        25,000(18)          25,000                 0                0
C. Niven Bonar                                      67,500              67,500                 0                0
Pauline M. Bonar                                    67,500              67,500                 0                0
Phyllis A. Leonardi                                 40,000              40,000                 0                0
John M. Leonardi                                    40,000              40,000                 0                0
Frank J. Leonardi, Jr.                              40,000              40,000                 0                0
Patricia M. Leonardi                                40,000              40,000                 0                0
Hiram T. French                                    150,000(19)         150,000                 0                0
J. Steve Tiritilli                                   5,000               5,000                 0                0
John P. Mulder                                       5,000               5,000                 0                0
Edward W. Savarese                                 787,500(20)         500,000(21)       287,500(20)           1.5
Bi Coastal Consulting Corp.                        650,000             650,000                 0                0
    (Peter Benz)
Libra Finance (Seymour Braun)                      752,250             752,250                 0                0
Talbiya Ltd. (David Grin)                          331,500             331,500                 0                0
Imperial Bancorp (Michael Berrier)                  60,000              60,000                 0
Doron Ben Yehezkel                                 100,000(22)         100,000                 0                0
Timothy E. McCanna                                 170,000(23)         170,000                 0                0

------------------------------
*    Represents less than one percent.

(1) For more information in regard to the selling shareholders and their holdings of our securities, please see the table directly below on page 17 of this registration statement.
(2) Includes 100,000 shares of common stock issuable upon the exercise of stock options of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(3)    Includes  50,000  shares of common  stock  issuable  upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement. 2,012,500 shares of common stock issuable pursuant to conversion of Series E preferred stock and 1,006,250 of the shares of common stock issuable upon the exercise of warrants would only become beneficially owned by this investor if the terms and conditions of an exchange agreement, dated February 19, 1999, by and among Olympus Securities, Ltd., NP Partners and us are met. As of March 16, 1999 the terms and conditions of this exchange agreement had not been met and therefore the shares of common stock issuable pursuant to the exchange agreement had not been issued and accordingly were not beneficially owned by this investor. Citadel Limited Partnership is the managing general partner of NP Partners and the trading manager of Olympus Securities, Ltd. and consequently has voting control and investment discretion over securities held by NP Partners and Olympic Securities, Ltd. The ownership for each of Olympus Securities, Ltd. and NP Partners does not include the ownership information for the other entities. Citadel Limited Partnership disclaims beneficial ownership of the securities held by NP Partners and Olympus Securities, Ltd. Each of NP Partners and Olympic Securities, Ltd. disclaims beneficial ownership of the securities held by the other entities.
(4)    Includes  40,000  shares of common  stock  issuable  upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(5) Includes 430,000 shares of common stock beneficially owned by DK Capital LLC of which Frank Kavanaugh is President and A.L. Dubrow is Chairman of the Board and of which 70,000 shares of common stock are issuable upon the exercise of warrants. Furthermore, includes also 175,000 shares of common stock issuable pursuant to conversion of Series E preferred stock and 87,500 shares of common stock issuable upon the exercise of warrants beneficially owned by Pacific Investments Trust, of which the children of Frank Kavanaugh are the beneficial owners. Includes also 240,000 shares of common stock beneficially owned by A.L. Dubrow. Frank Kavanaugh is a former director and officer of ours as well as a current employee of ours and A.L. Dubrow is a current employee and director of ours.
(6) Includes 430,000 shares of common stock beneficially owned by DK Capital LLC of which 70,000 shares of common stock are issuable upon the exercise of warrants. Furthermore, includes also 175,000 shares of common stock issuable pursuant to conversion of Series E preferred stock and 87,500 shares of common stock issuable upon the exercise of warrants beneficially owned by Pacific Investment Trust.
(7) Includes 430,000 shares of common stock beneficially owned by DK Capital LLC of which 70,000 shares of common stock are issuable upon the exercise of warrants. Includes also 87,500 shares of common stock issuable upon the exercise of warrants beneficially owned by BET Trust. Includes also 240,000 shares of common stock beneficially owned by A.L. Dubrow
(8) Includes 430,000 shares of common stock beneficially owned by DK Capital LLC of which 70,000 shares of common stock are issuable upon the exercise of warrants. Includes also 87,500 shares of common stock issuable upon conversion of Series E preferred stock and 43,750 shares of common stock issuable upon the exercise of warrants beneficially owned by BET Trust.
(9) The information contained in this footnote is based solely upon the information contained in a Schedule 13 D/A dated April 5, 1999 filed with the SEC and the Company by American Industries, Inc.
(10) Includes 170,000 shares of common stock issuable upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(11) Includes 240,000 shares of common stock beneficially owned by A.L. Dubrow. Includes also 175,000 shares of common stock issuable pursuant to conversion of Series E preferred stock and 87,500 shares of common stock issuable upon the exercise of warrants beneficially owned by the Pacific Investments Trust of which the children of Frank Kavanaugh are the beneficial owners. Furthermore, includes also 87,500 shares of common stock issuable pursuant to conversion of Series E preferred stock and 43,750 shares of common stock issuable upon the exercise of warrants beneficially owned by BET Trust, of which Frank Kavanaugh is Trustee.
(12) Includes 175,000 shares of common stock issuable pursuant to conversion of Series E preferred stock and 87,500 shares of common stock issuable upon the exercise of warrants beneficially owned by Pacific Investments Trust, of which the children of Frank Kavanaugh are the beneficial owners. Furthermore, includes also 87,500 shares of common stock issuable pursuant to conversion of Series E preferred stock and 43,750 shares of common stock issuable upon the exercise of warrants beneficially owned by BET Trust, of which Frank Kavanaugh is Trustee.
(13) Includes 70,000 shares of common stock issuable upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(14) Includes 190,000 shares of common stock issuable upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(15) Includes 45,000 shares of common stock issuable upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(16) Includes 20,833 shares of common stock issuable upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(17) Includes 40,000 shares of common stock issuable upon the exercise of warrants of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(18)   Includes 25,000 shares of common stock acquired after March 16, 1999.
(19)   Includes 150,000 shares of common stock acquired after March 16, 1999.
(20)   Includes 500,000 shares of common stock acquired after March 16, 1999.
(21) Includes 287,500 shares of common stock issuable upon the exercise of warrants, and of which 12,500 warrants were issued after April 20, 1999 of which the underlying shares of common stock are not being registered pursuant to this registration statement.
(22)   Includes 100,000 shares of common stock acquired after March 16, 1999.
(23)   Includes 170,000 shares of common stock acquired after March 16, 1999.

       The following table describes in greater detail the material relationships the selling stockholders have with us and the type of securities held by the selling stockholders of which we are registering the underlying shares of common.


                                       Total Amount
   Name of Selling Stockholder         Shares from          Shares from
(the natural person who exercises    Converted Series     Exercised Serie       Shares         Other Warrants,
control over the shares of Common    D and E Preferred        D and E           Common         Convertible Note
             Stock)                       Stock              Warrants            Stock         and Stock Options
---------------------------------    ----------------     ---------------    -------------     ----------------
Balmore Funds S.A.                          3,500,000           1,750,000                0                    0
    (Francois Morax)(1)
Austost Anstalt Schaan                      3,500,000           1,750,000                0                    0
    (Thomas Hackl)(1)
Nesher, Inc.  (John Clarke)(2)                875,000             437,500                0                    0
Guarantee & Finance Corp.                     700,000             350,000                0                    0
    (Ricardo Durling)(3)
Harry J. Saal Trust UTA Dated               4,322,500           2,161,250                0            1,796,073
    7/19/72 (Harry J. Saal)(4)
Saal Family Charitable Lead                   577,500             288,570                0                    0
    Trust UTA Dated 2/25/98
    (Leonard J. Shustek)
Manor Investment (Miriam Freilich)             87,500              43,750                0                    0
Guilherme Duque                               175,000              87,500                0                    0
Manchester Asset Management                 1,312,500             656,250                0              250,000
    (Anthony L.M. Inder Rieden)(5)
Gilston Corporation, Ltd.                   1,312,500             656,250                0                    0
    (Dawn Davies)
R.T. Mercer                                   437,500             218,570                0                    0
Cashco FLP (David Lieberman)                  350,000             175,000                0                    0
The Cuttyhunk Fund, Limited                 1,750,000             875,000                0                    0
   (Christopher Lewis)
Middleton Securities, Ltd.                    455,000             227,500                0                    0
    (John Dyrud)
Olympus Securities, Ltd.                    2,112,500           1,056,250                0              150,000
NP Partners                                 2,112,500           1,056,250                0              150,000
Filter International Corp.                  2,750,000             875,000                0              700,000
    (A C. Davies)(6)
BET Trust (Frank Kavanaugh)                    87,500              43,750                0                    0
Pacific Investments Trust                     175,000              87,500                0                    0
    (George Krajacic)
Greenhaven International Ltd.                 175,000             87,5000                0                    0
    (Abbas Padldar)
Carl C. Perkins                                87,500              43,750                0                    0
Skip Braden                                    87,500              43,750                0                    0
American Industries, Inc.                           0                   0        2,400,000              772,099
    (Howard Hedinger)(7)
Ellison C. Morgan                                   0                   0                0              234,568
Carmel Mountain #8 Associates,                      0                   0                0               50,000
    L.P. (Roger Joseph)
Carmel Mountain                                     0                   0                0               50,000
    Environmental LLC (Bruce Tabb)
Software Technology, Inc.                   1,750,000             875,000        1,000,000                    0
    (Woo Young Kim)
DK Capital LLC (Frank Kavanaugh)                    0                   0          360,000                    0
Mark Osman(8)                                       0                   0           80,000                    0
Carmine J. Bua (9)                                  0                   0           40,000                    0
Gerry Berg(10)                                      0                   0           40,000                    0
Joseph Pfeuffer(11)                                 0                   0           40,000                    0
Christopher McKee(12)                               0                   0           40,000                    0
David Carver(13)                                    0                   0           20,000                    0
Paul Barber (14)                                    0                   0           20,000                    0
Dale Richmond (15)                                  0                   0           20,000                    0

                                      -18-



                                       Total Amount
   Name of Selling Stockholder         Shares from          Shares from
(the natural person who exercises    Converted Series     Exercised Serie       Shares         Other Warrants,
control over the shares of Common    D and E Preferred        D and E           Common         Convertible Note
             Stock)                       Stock              Warrants            Stock         and Stock Options
---------------------------------    ----------------     ---------------    -------------     ----------------
Daniel Caldwell (16)                                0                   0           20,000                    0
Alan Hier                                   1,050,000             525,000        1,575,000                    0
Brian Dror                                    175,000              87,500          262,500                    0
Fred Nesseri                                        0                   0           25,000                    0
C. Niven Bonar (17)                                 0                   0           67,500                    0
Pauline M. Bonar(18)                                0                   0           67,500                    0
Phyllis A. Leonardi (19)                            0                   0           40,000                    0
John M. Leonardi (20)                               0                   0           40,000                    0
Frank J. Leonardi, Jr. (21)                         0                   0           40,000                    0
Patricia M. Leonardi (22)                           0                   0           40,000                    0
Hiram T. French(23)                                 0                   0          150,000                    0
J. Steve Tiritilli                                  0                   0                0                5,000
John P. Mulder                                      0                   0                0                5,000
Edward W. Savarese(24)                              0                   0          500,000                    0
Bi Coastal Consulting Corp.                         0                   0                0              650,000
    (Peter Benz)(25)
Libra Finance (Seymour Braun)(26)                   0                   0                0              752,250
Talbiya Ltd. (David Grin)(27)                       0                   0                0              331,500
Imperial Bancorp(Michael Berrier)(28)               0                   0                0               60,000
Doron Ben Yehezkel(29)                              0                   0          100,000                    0
Timothy E. McCanna(30)                              0                   0          170,000                    0

------------------------------

(1) Includes 875,000 shares of common stock issuable pursuant to conversion of Series D preferred stock and 437,500 shares of common stock issuable upon the exercise of warrants which would be issued within two business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.
(2) Includes 175,000 shares of common stock issuable pursuant to conversion of Series D preferred stock and 87,500 shares of common stock issuable upon the exercise of warrants which would be issued within two business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.
(3) Includes 350,000 shares of common stock issuable pursuant to conversion of Series D preferred stock and also 175,000 shares of common stock issuable upon the exercise of warrants which would be issued within two business days of the declaration of effectiveness by the SEC of the registration statement of which this prospectus is a part.
(4)    Harry J. Saal is our Chairman of the Board of Directors.
(5) Manchester Asset Management has been retained by us for consulting services within the last three years.
(6) Filter International Corp. has been retained by us for consulting services within the last three years.
(7) The information contained in this footnote is based solely upon the information contained in a Schedule 13 D/A dated April 5, 1999 filed with the SEC and the Company by American Industries.
(8) Mark A. Osman has been retained by us as outside legal counsel on various matters and at various times and our subsidiaries within the past three years.
(9) Carmine J. Bua has been retained by us as outside legal counsel on various matters within the past four years.
(10) Gerry Berg was our Vice President of Operations and acting chief financial officer from February 1998 to August 1998, and served as our Senior Vice President of Worldwide Business Development and acting Secretary from August 1998 to February 1999.
(11)   Joseph J. Pfeuffer currently is our Senior Vice President of Engineering.
(12)   Christopher McKee currently is our Vice President of Finance and
       Operations.
(13)   David Carver is a member of our Board of Directors.
(14)   Paul Barber currently is our Director of Sales for North America.
(15)   Dale Richmond currently is our Vice President of Marketing.
(16) Daniel Caldwell currently is the Vice President of our Software Products Division.
(17) C. Niven Bonar is a son of Brian Bonar, our current Chief Executive Officer and President.
(18) Pauline M. Bonar is a daughter of Brian Bonar, our current Chief Executive Officer and President.
(19) Phyllis A. Leonardi is the daughter of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division, and the mother of Frank J. Leonardi, Jr., one of our inside sales support representatives.
(20) John M. Leonardi is a son of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division, and a brother of Frank J. Leonardi, Jr., one of our inside sales support representatives.
(21) Frank J. Leonardi, Jr. is one of our inside sales support representatives and a son of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division.

(22) Patricia M. Leonardi is a daughter of Frank J. Leonardi, the Senior Vice President of our Sales and Marketing Division, and a sister to Frank J. Leonardi, Jr., one of our inside sales support representatives.
(23) Hiram T. French was the President of Color Solutions, Inc., one of our subsidiaries.
(24) Edward W. Savarese has been our Chief Executive Officer, an Executive Vice President for Strategic Business Affairs and a Manager of Strategic Business Affairs for us and was a former member of our Board of Directors.
(25) Bi Coastal Consulting Corp. has been retained by us for consulting services within the last three years.
(26) Libra Finance has been retained by us for consulting services within the last three years.
(27) Talbiya Ltd. has been retained by us for consulting services within the last three years.
(28) Imperia l Bancorp's subsidiary Imperial Bank has a line of credit and an installment loan with us.
(29) Doron Ben Yehezkel has been a Vice President of Engineering for NewGen Imaging Systems, Incorporated, one of our subsidiaries, within the past three years.
(30) Timothy E. McCanna has been a Vice President of OEM Sales for us within the last three years.

                            Description of Securities

Series D and E Preferred Stock

         As of January 13 and February 2, 1999, pursuant to separate securities purchase agreements and an exchange agreement, we agreed to sell 1,200 shares of Series D preferred stock with accompanying Series D warrants and up to 1,161 shares of Series E preferred stock with accompanying Series E warrants. Each share of Series D preferred stock coupled with 2,000 Series D warrants and each share of Series E preferred stock coupled with 5,000 Series E warrants, were sold for $2,000 and $5,000, respectively. Certificates of designation filed with the Secretary of State of Delaware govern the particular terms and conditions of the Series D and E preferred stock. The following is a brief description of key terms of the Series D and E preferred stock.

         Conversion Rights

         A holder of Series D or E preferred stock shall have the right to convert its shares of Series D or E preferred stock at any time after informing us of its intention to convert its Series D or Series E preferred stock pursuant to a notice of conversion.

         The actual number of shares of common stock into which each share of the Series D and E preferred stock may be converted is determined by dividing the respective purchase price of a share of Series D and E preferred stock, $2,000 and $5,000, respectively, by an amount equal to the lesser of: (a) $0.50 and (b) an amount equal to 70% of the average market price of the three trading days with the lowest market prices in the 30 trading days immediately preceding and investor's notice of conversion. Currently, a holder may convert each share of Series D and E preferred stock into 4,000 and 10,000 shares of common stock, respectively.

         Dividends

         The holders of Series D and E preferred stock are not entitled to receive any dividends.

         Voting Rights

         Each of the Series D and E preferred stockholders has the right to vote, except as otherwise required by Delaware law, on all matters which stockholders of our common shares have a right to vote on. Each Series D and Series E preferred stockholder has a right to cast one vote for each whole share of our common stock into which each Series D and Series E preferred share held by that stockholder is convertible on the prescribed record date for the determination of stockholders entitled to vote on the matters at issue. However, no Series D stockholder is entitled to vote more than 9.99% of the number of shares entitled to be voted on any single matter at issue.


Series D and E Warrants

         Each selling stockholder who purchased Series D and E preferred stock in the private sales received one Series D or E warrant for each dollar invested in those preferred stocks. These warrants have an exercise price of $.875 and an exercise term of five years from the date of issuance, meaning that the exercise term will expire on various dates in spring 2004. In the event we issue shares of common stock at a price below the market price, the exercise price of the warrants will be adjusted downward resulting in the issuance of additional shares upon exercise of the warrants. However, shares of common stock issued upon conversion of the Series D or E preferred stock will not result in the downward adjustment of the exercise price of the warrants. In addition, the exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants may be adjusted upon the occurrence of, among other things, a merger or sale of our company, recapitalization, reorganization or reclassification of our capital.


                              Plan of Distribution

         The selling stockholders may offer their shares of common stock at various times in one or more of the following transactions:

         o On any U.S. securities exchange on which our common stock may be listed at the time of sale;

         o    In the over-the-counter market;

         o In transactions other than on U.S. securities exchanges or in the over-the-counter market;

         o    In connection with short sales; or

         o    In a combination of any of the above transactions.

         The selling stockholders may offer their shares of common stock at prevailing market prices, at prices related to the prevailing market prices, at negotiated prices or at fixed prices.

         The selling stockholders may use broker-dealers to sell their shares of common stock. If this occurs, broker-dealers will either receive discounts or commission from the selling stockholder, or they will receive commissions from the purchasers of shares of common stock for whom they acted as agents. These brokers may act as dealers by purchasing any and all of the shares covered by this prospectus either as agents for others or as principals for their own accounts and reselling these securities under the prospectus.

         The selling stockholders and any broker-dealers or other persons acting on the behalf of parties that participate in the distribution of the shares may be considered underwriters under the Securities Act. Because of this possibility, any commissions or profits they receive on the resale of the shares may be considered underwriting discounts and commissions under the Securities Act.

         As of the date of this prospectus, we are not aware of any agreement, arrangement or understanding between any broker or dealer and any of the selling stockholders with respect to the offer or sale of the shares under this prospectus. If we become aware of any agreement, arrangement or understanding, to the extent required under the Securities Act, we will file a supplemental prospectus to disclose:

                  (1)      the name of any of the broker-dealers;

                  (2)      the number of shares involved;

                  (3)      the price at which the shares are to be sold;

                  (4) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable;

                  (5)      that  the   broker-dealers   did  not   conduct   any
                           investigation to verify the information set out in this prospectus, as supplemented; and

                  (6)      other facts material to the transaction.


         The registration agreements relating to the private sales of Series D and E preferred stock, the registration rights agreement relating to the settlement and mutual release agreement and the subordinated note agreement have reciprocal indemnification provisions between us and each selling stockholder to indemnify each other against liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission of a material fact. The letter of credit reimbursement agreement provides that we must indemnify the selling stockholders party to that agreement for liabilities caused by our failure to follow the terms and conditions of that agreement.


                       Where You Can Find More Information

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission's public reference rooms in Washington, DC, New York, NY, and Chicago, IL. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public from the Securities and Exchange Commission's website at "http://www.sec.gov."

         We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register shares of our common stock. This prospectus is part of that registration statement and, as permitted by the Securities and Exchange Commission's rules, does not contain all of the information included in the registration statement. For further information about us, this offering and our common stock, you may refer to the registration statement and its exhibits and schedules as well as the documents described below. You can review and copy these documents at the public reference facilities maintained by the Securities and Exchange Commission or on the Securities and Exchange Commission's website as described above.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be an important part of this prospectus, and information that we file with the Securities and Exchange Commission at a later date will automatically update or supersede this information. We incorporate by reference the following documents as well as any future filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

         1. Our annual report on Form 10-K for the fiscal year ended June 30, 1998;

         2. Our definitive proxy statement on Schedule 14A for the annual meeting of shareholders scheduled for on or about May 27, 1999;

         3. Our quarterly reports on Form 10-Q for the periods ended September 30, 1998, December 31, 1998 and March 31, 1999;

         4.   Our current report on Form 8-K filed on February 26, 1999; and

         5. Our registration statement on Form 8-A containing the description of our common stock, filed on July 6, 1984.

         You may request a copy of these filings, at no cost, by writing to:
Imaging Technologies Corporation, 15175 Innovation Drive, San Diego, CA 92128-3401 Attention: Philip J. Englund, Senior Vice President and General Counsel.


                    Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law allows companies to indemnify their directors and officers against expenses, judgments, fines and amounts paid in settlement under the conditions and limitations described in the law.

         Article Seventh of our certificate of incorporation provides that the registrant shall indemnify all persons whom it may indemnify pursuant to Section 145 of the Delaware General Corporation Law to the full extent permitted by
Section 145. Article Ninth of our certificate of incorporation provides that no director of our shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by the director as a director, except for a breach of the director's duty of loyalty to the corporation or its stockholders, for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, an unlawful stock purchase or payment of a dividend under Delaware law or for any transaction from which the director derived an improper personal benefit.

         Article X of our bylaws provides that the registrant shall indemnify its officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the registrant shall be paid by the registrant unless the officer or director is adjudged liable for negligence or misconduct in the performance of his or her duties.

         We have entered into indemnification agreements with all of our officers and directors. In some cases, the provisions of these indemnification agreements may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature.

         We maintain a directors and officers liability policy with Carolina Casualty that contains an aggregate limit of liability of $5,000,000. Furthermore, we maintain an excess directors and officers liability policy with Philadelphia Insurance Company for liability in excess of $5,000,000 that contains an aggregate limit of liability of $5,000,000 and also an excess directors and officers liability policy with Fireman's Fund for liability in excess of $10,000,000 that contains an aggregate limit of $5,000,000. All of these policies expire on October 1, 1999.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to these provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  Legal Matters

         Parker Chapin Flattau & Klimpl, LLP, New York, New York will pass upon the validity of the shares of common stock sold pursuant to this prospectus.


                                     Experts

         The audited consolidated financial statements, including the related notes to those statements, for the year ended June 30, 1998 incorporated by reference in this prospectus and elsewhere in the registration statement, are based on the report (which contains an explanatory paragraph relating to the ability of our company to continue as a going concern, as described in Note 1 to the financial statements) of Boros & Farrington APC, independent accountants, given on the authority of that firm as experts in accounting and auditing.

================================================================================


We have not authorized  any dealer,
salesperson or any other person to give
any information or to represent anything
not contained in this prospectus.  You must
not rely on any unauthorized information.      54,522,740 Shares of Common Stock
This prospectus does not offer to sell
or buy any shares in any jurisdiction
where it is unlawful.  The information in
this prospectus is current as of
July __, 1999.                                       IMAGING TECHNOLOGIES
                                                          CORPORATION



          TABLE OF CONTENTS



                                                           ==========
Risk Factors                                 3             PROSPECTUS
Forward-Looking Statements                  10             ==========
Use of Proceeds                             10
Dividend Policy                             11
Dilution                                    11
Shares Eligible For Future Sale             13
Selling Stockholders                        13
Description of Securities                   20             July __, 1999
Plan of Distribution                        21
Where You Can Find More Information         22
Indemnification of Directors and Officers   22
Legal Matters                               23
Experts                                     23


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses which will be paid by us in connection with the issuance and distribution of the securities being registered on this registration statement. The selling stockholders will not incur any of the expenses set forth below. All amounts shown are estimates.


Securities and Exchange Commission Registration Fee       $        16,328
Legal Fees and Expenses                                            30,000
Accounting Fees and Expenses                                        5,000
Miscellaneous Expenses                                              5,000
                                                         -----------------
    Total                                                          56,328
                                                         -----------------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the General Corporation Law of the State of Delaware provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as the registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonable entitled to indemnity for such expenses.

         Our certificate of incorporation provides that directors shall not be personally liable for monetary damages to our company or our stockholders for breach of fiduciary duty as a director, except for liability resulting from a breach of the director's duty of loyalty to our company or our stockholders, intentional misconduct or willful violation of law, actions or inactions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission. Our certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law. Our bylaws provide that the registrant shall indemnify our officers, directors and employees. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. In addition, expenses incurred by a director or officer in defending any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of our company shall be paid by the registrant unless such officer, director or employee is adjudged liable for negligence or misconduct in the performance of his or her duties.

         This means that our certificate of incorporation provides that a director is not personally liable for monetary damages to us or our stockholders for breach of his or her fiduciary duties as a director. A director will be held liable for a breach of his or her duty of loyalty to us or our stockholders, his or her intentional misconduct or willful violation of law, actions or in actions not in good faith, an unlawful stock purchase or payment of a dividend under Delaware law, or transactions from which the director derives an improper personal benefit. This limitation of liability does not affect the availability of equitable remedies against the director including injunctive relief or rescission. Our certificate of incorporation authorizes us to indemnify our officers, directors and other agent to the fullest extent permitted under Delaware law. We have entered into indemnification agreements with all of our officers and directors. In some cases, the provisions of these indemnification agreements may be broader than the specific indemnification provisions contained in our certificate of incorporation or otherwise permitted under Delaware law. Each indemnification agreement may require us to indemnify an officer or director against liabilities that may arise by reason of his status or service as an officer or director, or against liabilities arising from the director's willful misconduct of a culpable nature.

         We maintain a directors and officers liability policy with Carolina Casualty that contains an aggregate limit of liability of $5,000,000. Furthermore, we maintain an excess directors and officers liability policy with Philadelphia Insurance Company for liability in excess of $5,000,000 that contains an aggregate limit of liability of $5,000,000 and also an excess directors and officers liability policy with Fireman's Fund for liability in excess of $10,000,000 that contains an aggregate limit of $5,000,000. All of these policies expire on October 1, 1999.

ITEM 16. EXHIBITS.


   EXHIBIT                                                          SEQUENTIAL
     NO.                DESCRIPTION OF EXHIBIT                     PAGE NO./REF.
-----------    -----------------------------------------------------------------

4.1 (1)         Certificate of Designation, Powers, Preferences and
                Rights of the Series of Preferred Stock to be
                Designated Series D Convertible Preferred Stock.
4.2 (1)         Certificate of Designation, Powers, Preferences and
                Rights of the Series of Preferred Stock to be
                Designated Series E Convertible Preferred Stock.
4.3 (1)         Letter of Credit Reimbursement Agreement.
4.4 (1)         Securities Purchase Agreement.
4.5 (1)         Registration Rights Agreement.
4.6 (1)         Registration Rights Agreement.
4.7 (1)         Exchange Agreement.
4.8 (1)         Form of Warrant.
4.9 (2)         Form of Warrant to Purchase 50,000 shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999, between ITEC and Carmel Mountain
                Environmental L.L.C.
4.10 (2)        Form of Warrant to Purchase 50,000 Shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999, between ITEC and Carmel Mountain #8
                Associates, L.P.
4.11 (2)        Lease Letter Agreement, dated March 1, 1999, by and
                among ITEC, Carmel Mountain #8 Associates, L.P. and
                Carmel Mountain Environmental L.L.C.
4.12 (2)        Form of Warrant to Purchase 5,000 Shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999 between ITEC and John P. Mulder.
4.13 (2)        Form of Warrant to Purchase 5,000 Shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999 between ITEC and Steve Tiritilli.
4.14 (2)        Partial Settlement Agreement, dated March 30, 1999,
                by and between ITEC and the party listed on the signature page thereto.
4.15 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Software
                Technology, Inc.
4.16 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Mark A. Osman.
4.17 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Carmine J. Bua,
                III.
4.18 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Frank Leonardi.
4.19 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Brian Bonar.
4.20 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and A.L. Dubrow, including assignment of rights documentation.
4.21 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Frank Kavanaugh, including assignment of rights documentation.
4.22 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Gerry Berg.

   EXHIBIT                                                          SEQUENTIAL
     NO.                DESCRIPTION OF EXHIBIT                     PAGE NO./REF.
-----------    -----------------------------------------------------------------

4.23 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Joseph Pfeuffer.
4.24 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Christopher
                McKee.
4.25 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and David Carver.
4.26 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Paul Barber.
4.27 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Dale Richmond.
4.28 *          Agreement, dated December 30, 1998, by and between
                ITEC and Daniel Caldwell.
4.29            Common Stock Purchase Agreement. Incorporated by
                reference to Exhibit 10.1 to the Company's Report
                on Form 10-Q for the period ended September 30,
                1998.
4.30            Form of Subordinated Note Purchase Agreement.
                Incorporated by reference to Exhibit 10.2 to the
                Company's Report on Form 10-Q for the period ended
                September 30, 1998.
4.31            Settlement and Mutual Release Agreement.
                Incorporated by reference to Exhibit 10.7 to the
                Company's Report on Form 10-Q for the period ended
                September 30, 1998.
4.32            Registration Rights Agreement. Incorporated by
                reference to Exhibit 10.6 to the Company's Report
                on Form 10-Q for the period ended September 30,
                1998.
4.33            Form of Convertible Subordinated Promissory Note.
                Incorporated by reference to Exhibit 10.4 to the
                Company's Report on Form 10-Q for the period ended
                September 30, 1998.
4.34            Form of Common Stock Purchase Warrant. Incorporated
                by reference to Exhibit 10.12 to the Company's
                Report on Form 10-Q for the period ended September
                30, 1998.
4.35            Form of Common Stock Purchase Warrant. Incorporated
                by reference to Exhibit 10.9 to the Company's
                Report on Form 10-Q for the period ended September
                30, 1998.
4.36            Form of Common Stock Purchase Warrant. Incorporated
                by reference to Exhibit 10.5 to the Company's
                Report on Form 10-Q for the period ended September
                30, 1998.
4.37            Form of Standard Warrant Agreement. Incorporated by
                reference to the Company's Report on Form 10-KSB
                for the period ended June 30, 1998.
4.38 *          Settlement Agreement, dated April 1999, by and
                between ITEC and Hiram French.
4.39 *          Settlement Agreement, dated April, 1999, by and
                between ITEC and Edward W. Savarese.
4.40            * Form of Warrant to Purchase 60,000 Shares of
                Common Stock of ITEC at $2.50 per share, dated June
                23, 1998, between ITEC and Imperial Bank.
5.1 *           Opinion of Parker Chapin Flattau & Klimpl, LLP.
23.1 *          Consent of Parker Chapin Flattau & Klimpl, LLP
                (included in Exhibit 5.1).
23.2 *          Consent of Boros & Farrington APC.
24.1            Powers of Attorney of certain directors and
                officers of Imaging Technologies Corporation incorporated by reference to page II-8 of this filing.

--------------------------------
*        Filed with this Amendment No. 2.
(1) Incorporated by reference to the same numbered exhibit filed with the Company's Report on Form 10-Q for the period ended December 31, 1998.
(2) Previously filed with the original filing of this registration statement, file number 333-72629.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No.1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on July [ ], 1999.

                              IMAGING TECHNOLOGIES CORPORATION

                              By:  /s/ Philip Englund
                                   ---------------------------------------------
                                   Philip Englund
                                   Senior Vice President and Corporate Secretary

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.


                   Signature                                          Title                           Date
                   ---------                                          -----                           ----
                       *                               Chairman of the Board                      July 14, 1999
-----------------------------------------------
                 Harry J. Saal

                                                       President, Chief Executive
                                                       Officer and Director (Acting
                       *                               Chief Financial Officer)                   July 14, 1999
-----------------------------------------------
                  Brian Bonar

                       *                               Director                                   July 14, 1999
-----------------------------------------------
                  A.L. Dubrow

                       *                               Director                                   July 14, 1999
-----------------------------------------------
                David M. Carver

                                                       Senior Vice President, General
              /s/ Philip Englund                       Counsel and Secretary                      July 14, 1999
-----------------------------------------------
                Philip Englund

                                                       Vice President Finance and
                                                       Operations (Chief Accounting
                       *                               Officer)                                   July 14, 1999
-----------------------------------------------
             Christopher W. McKee

                                                       Vice President and Chief
            /s/ Charles J. Olson II                    Financial Officer                          July 14, 1999
-----------------------------------------------
              Charles J. Olson II

           * By: /s/ Philip Englund
                 -----------------------
                 Philip Englund
                Attorney-in-fact

                                      II-5

                                 SECURITIES AND
                                    EXCHANGE
                                   COMMISSION

                             WASHINGTON, D.C. 20549


                                  -------------




                                    EXHIBITS
                                       TO
                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                              FILE NUMBER 333-77629

                                  -------------






                        IMAGING TECHNOLOGIES CORPORATION
                       (EXACT NAME OF ISSUER AS SPECIFIED
                                 IN ITS CHARTER)



                                  JULY 15, 1999

ITEM 16. EXHIBITS.


   EXHIBIT                                                          SEQUENTIAL
     NO.                DESCRIPTION OF EXHIBIT                     PAGE NO./REF.
-----------    -----------------------------------------------------------------
4.1 (1)         Certificate of Designation, Powers, Preferences and
                Rights of the Series of Preferred Stock to be
                Designated Series D Convertible Preferred Stock.
4.2 (1)         Certificate of Designation, Powers, Preferences and
                Rights of the Series of Preferred Stock to be
                Designated Series E Convertible Preferred Stock.
4.3 (1)         Letter of Credit Reimbursement Agreement.
4.4 (1)         Securities Purchase Agreement.
4.5 (1)         Registration Rights Agreement.
4.6 (1)         Registration Rights Agreement.
4.7 (1)         Exchange Agreement.
4.8 (1)         Form of Warrant.
4.9 (2)         Form of Warrant to Purchase 50,000 shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999, between ITEC and Carmel Mountain
                Environmental L.L.C.
4.10 (2)        Form of Warrant to Purchase 50,000 Shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999, between ITEC and Carmel Mountain #8
                Associates, L.P.
4.11 (2)        Lease Letter Agreement, dated March 1, 1999, by and
                among ITEC, Carmel Mountain #8 Associates, L.P. and
                Carmel Mountain Environmental L.L.C.
4.12 (2)        Form of Warrant to Purchase 5,000 Shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999 between ITEC and John P. Mulder.
4.13 (2)        Form of Warrant to Purchase 5,000 Shares of Common
                Stock of ITEC at $1.50 per share, dated March 5, 1999 between ITEC and Steve Tiritilli.
4.14 (2)        Partial Settlement Agreement, dated March 30, 1999,
                by and between ITEC and the party listed on the signature page thereto.
4.15 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Software
                Technology, Inc.
4.16 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Mark A. Osman.
4.17 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Carmine J. Bua,
                III.
4.18 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Frank Leonardi.
4.19 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Brian Bonar.
4.20 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and A.L. Dubrow, including assignment of rights documentation.
4.21 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Frank Kavanaugh, including assignment of rights documentation.
4.22 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Gerry Berg.
4.23 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Joseph Pfeuffer.

   EXHIBIT                                                          SEQUENTIAL
     NO.                DESCRIPTION OF EXHIBIT                     PAGE NO./REF.
-----------    -----------------------------------------------------------------
4.24 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Christopher
                McKee.
4.25 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and David Carver.
4.26 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Paul Barber.
4.27 (2)        Debt Forgiveness Agreement, dated as of December
                30, 1998, by and between ITEC and Dale Richmond.
4.28 *          Agreement, dated December 30, 1998, by and between
                ITEC and Daniel Caldwell.
4.29            Common Stock Purchase Agreement. Incorporated by
                reference to Exhibit 10.1 to the Company's Report
                on Form 10-Q for the period ended September 30,
                1998.
4.30            Form of Subordinated Note Purchase Agreement.
                Incorporated by reference to Exhibit 10.2 to the
                Company's Report on Form 10-Q for the period ended
                September 30, 1998.
4.31            Settlement and Mutual Release Agreement.
                Incorporated by reference to Exhibit 10.7 to the
                Company's Report on Form 10-Q for the period ended
                September 30, 1998.
4.32            Registration Rights Agreement. Incorporated by
                reference to Exhibit 10.6 to the Company's Report
                on Form 10-Q for the period ended September 30,
                1998.
4.33            Form of Convertible Subordinated Promissory Note.
                Incorporated by reference to Exhibit 10.4 to the
                Company's Report on Form 10-Q for the period ended
                September 30, 1998.
4.34            Form of Common Stock Purchase Warrant. Incorporated
                by reference to Exhibit 10.12 to the Company's
                Report on Form 10-Q for the period ended September
                30, 1998.
4.35            Form of Common Stock Purchase Warrant. Incorporated
                by reference to Exhibit 10.9 to the Company's
                Report on Form 10-Q for the period ended September
                30, 1998.
4.36            Form of Common Stock Purchase Warrant. Incorporated
                by reference to Exhibit 10.5 to the Company's
                Report on Form 10-Q for the period ended September
                30, 1998.
4.37            Form of Standard Warrant Agreement. Incorporated by
                reference to the Company's Report on Form 10-KSB
                for the period ended June 30, 1998.
4.38 *          Settlement Agreement, dated April 1999, by and
                between ITEC and Hiram French.
4.39 *          Settlement Agreement, dated April, 1999, by and
                between ITEC and Edward W. Savarese.
4.40            * Form of Warrant to Purchase 60,000 Shares of
                Common Stock of ITEC at $2.50 per share, dated June
                23, 1998, between ITEC and Imperial Bank.
5.1 *           Opinion of Parker Chapin Flattau & Klimpl, LLP.
23.1 *          Consent of Parker Chapin Flattau & Klimpl, LLP
                (included in Exhibit 5.1).
23.2 *          Consent of Boros & Farrington APC.
24.1            Powers of Attorney of certain directors and
                officers of Imaging Technologies Corporation incorporated by reference to page II-8 of this filing.

--------------------------------
*        Filed with this Amendment No. 2.
(1) Incorporated by reference to the same numbered exhibit filed with the Company's Report on Form 10-Q for the period ended December 31, 1998.
(2) Previously filed with the original filing of this registration statement, file number 333-72629.

                                      E-2